Exhibit 10.2

[•] June 2020

Barings LLC

and

Baring International Investment Limited

and

Barings Capital Investment Corporation

SUB-ADVISORY AGREEMENT IN RESPECT OF

BARINGS CAPITAL INVESTMENT CORPORATION

SIGNATURE PAGE		8

SCHEDULE 1	Investment Advisory Agreement	1

SCHEDULE 2	Compensation Policy	2

SCHEDULE 3	UK Regulatory Matters	3

THIS SUB-ADVISORY AGREEMENT is made as of the [•]th day of June 2020 by and between:

(1)	BARINGS LLC, whose principal address is 300 South Tryon Street, Suite 2500, Charlotte, NC 28202, United States of America (“Barings”);

(2)	BARING INTERNATIONAL INVESTMENT LIMITED, whose registered office is at 20 Old Bailey, London EC4M 7BF, United Kingdom (the “Sub-Adviser”); and

(3)	BARINGS CAPITAL INVESTMENT CORPORATION, whose principal address is 300 South Tryon Street, Suite 2500, Charlotte, NC 28202, United States of America (the “Client”)

WHEREAS:

(A)	Pursuant to an investment advisory agreement dated June [•], 2020 between the Client and Barings as amended and/or supplemented from time to time (the “Investment Advisory Agreement”), a copy of which is attached as Schedule 1 hereto, Barings was appointed by the Client to provide investment advisory services to the Client (such services and others described in the Investment Advisory Agreement, the “Services”).

(B)	Barings wishes to appoint the Sub-Adviser, pursuant to Section 2(d) of the Investment Advisory Agreement, as a delegate in connection with the Services to be provided under the Investment Advisory Agreement on terms and conditions, except as provided herein, identical to the terms and conditions under which Barings has been appointed by the Client to provide Services to the Client. The Client is a party to this Agreement for the purposes of satisfying the conditions set out in Section 2(d) of the Investment Advisory Agreement.

(C)	This Sub-Advisory Agreement provides a framework for the terms on which the Sub-Advisers shall provide the Services for the Portfolio.

NOW IT IS HEREBY AGREED as follows:

1.	Definitions

1.1	In this Sub-Advisory Agreement, the following terms shall have the following meanings:

“Compensation Policy” means the compensation policy set out in Schedule 2 hereto or such other policy as may be agreed between Barings and the Sub-Adviser in respect of the Portfolio from time to time;

“Conflicts Of Interest Policy” means the conflicts of interest policy of the Sub-Adviser as set out at https://barings-web.azureedge.net/assets/user/media/Global-Conflicts-of-Interest-Policy.pdf or as otherwise notified to Barings by the Sub-Adviser from time to time;

“Data Protection Laws” means any applicable law regarding the processing, privacy, and use of Personal Data, including the GDPR;

“Execution Policy” has the meaning given to it in Schedule 3;

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“FCA” means the UK Financial Conduct Authority and any replacement or successor body or bodies;

“FCA Handbook” means the handbook published by the FCA that sets out the rules and guidance made by it from time to time under FSMA;

“FCA Rules” means the rules, evidential provisions and guidance made by the FCA under FSMA as set out in the FCA Handbook and any directly applicable European Union financial services legislation or rules applicable to the Sub-Adviser, subject to any waiver, modification or individual guidance from time to time applicable to the Sub-Adviser;

“FSMA” means the UK Financial Services and Markets Act 2000 and any subordinate legislation made under it, or any applicable successor regulatory regime in the United Kingdom;

“GDPR” means the EU General Data Protection Regulation (2016/679);

“Personal Data” means any personal data (as defined pursuant to article 4(1) of the GDPR) processed by either Party or its approved sub-processor, in connection with the Sub-Advisory Agreement;

“Portfolio” has the meaning given to it in Clause 2.3;

“Services” has the meaning given to it in Recital (A); and

“Sub-Advisory Agreement” means this sub-advisory agreement (as amended from time to time).

1.2	References in this Sub-Advisory Agreement to any statute or statutory instrument or government regulations or rules of any regulatory authority shall be to the modification, amendment, extension or re-enactment thereof.

1.3	In this Sub-Advisory Agreement, the masculine shall include the feminine and the neuter and the singular shall include the plural and vice versa as the context shall admit or require.

1.4	In this Sub-Advisory Agreement, the headings are used for ease of reference only and shall not be deemed to form any part of this Sub-Advisory Agreement.

1.5	Terms not defined herein are as otherwise defined in the Investment Advisory Agreement.

2.	Appointment of the Sub-Adviser

2.1	Barings hereby appoints the Sub-Adviser (and the Sub-Adviser hereby accepts such appointment) to act (on a non-exclusive basis) as discretionary investment advisor to Barings in connection with the selection and management of assets on behalf of the Client.

2.2	The Client confirms that this Sub-Advisory Agreement has been approved in accordance with Section 2(d) of the Investment Advisory Agreement.

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2.3	Barings shall be responsible for the overall project management of the Client’s portfolio of assets (the “Portfolio”) and shall be the primary point of contact with the Client.

2.4	Save as expressly varied, the Sub-Adviser shall discharge its obligations hereunder on terms and conditions that are, as far as possible, identical to the terms and conditions under which Barings itself was appointed to act as an investment adviser to the Client in the Investment Advisory Agreement. The Sub-Adviser shall be entitled to rely on the accuracy of all representations and warranties made in the Investment Advisory Agreement by the parties to the Investment Advisory Agreement and, save as expressly varied herein, shall be entitled to the same rights and protections as if it were the Adviser under the Investment Advisory Agreement. The Sub-Adviser shall be subject to Barings’ oversight and review in relation to the matters set out or otherwise contemplated by this Sub-Advisory Agreement.

2.5	In the event that Barings and the Client agree to an amendment of the Investment Advisory Agreement, Barings shall provide the Sub-Adviser with reasonable advance written notice of any such amendment. Unless the Sub-Adviser objects in writing to such amendment within three days of receipt of such notification, it shall be deemed to have accepted such amendment and the terms of this Sub-Advisory Agreement shall be deemed to have been amended accordingly.

2.6	Without limiting in any way its other obligations under this Sub-Advisory Agreement and save as set out herein, the Sub-Adviser agrees that it shall comply with the provisions of the Investment Advisory Agreement as if it was originally party thereto as the Adviser, save that all reporting and disclosure shall be made to Barings rather than directly to the Client. For the avoidance of doubt, the Sub-Adviser shall be deemed to satisfy such requirements if such reporting and disclosure is made to Barings within the timeframes set forth in the Investment Advisory Agreement for Barings to report to the Client. Save as provided in the Investment Advisory Agreement, the Sub-Adviser shall follow its own policies and procedures in the performance of its duties hereunder.

2.7	The Sub-Adviser and Barings shall supply information to each other promptly on demand as may be necessary or desirable to enable the Sub-Adviser and Barings to fulfil their respective obligations under this Sub-Advisory Agreement and the Investment Advisory Agreement.

2.8	The Sub-Adviser shall, pursuant to the terms of the Investment Advisory Agreement, provide Barings with reports and with all information, details, reports, records and documents it requires in its capacity as the Adviser under the Investment Advisory Agreement.

2.9	A power of attorney containing the list of the persons authorised to sign documentation and give instructions (including, for the avoidance of doubt and without limitation, the execution of brokerage agreements and other terms and conditions and master agreements with appropriate counterparties) on behalf of the Sub-Adviser in relation to the performance by the Sub-Adviser of its obligations hereunder and executed by the Sub-Adviser, as may be updated from time to time, will be provided to Barings upon request.

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2.10	It is confirmed that, for the avoidance of doubt, Barings shall maintain oversight responsibilities for the Sub-Adviser’s activities as they relate to the Portfolio (including the Sub-Adviser’s compliance with the requirements set out, referred to or contemplated by the Investment Advisory Agreement), but that the Sub-Adviser will not be under the day-to-day direction and supervision of Barings. Barings will not exercise significant control over, or provide detailed instructions in relation to, the Sub-Adviser’s general advisory and management activities under this Sub-Advisory Agreement, other than as required to ensure the Sub-Adviser’s compliance with the Investment Advisory Agreement and applicable law and regulation; provided however, that Barings will retain ultimate discretion over the selection, acquisition and disposal of assets to or from the Portfolio.

2.11	Without the prior written consent of Barings and the Client, the Sub-Adviser shall not appoint an agent or delegate to perform any of its duties under this Sub-Advisory Agreement or exercise any of its rights and powers hereunder. In the event that the Sub-Adviser appoints an agent or delegate, the Sub-Adviser shall be liable to Barings in relation to such agent or delegate to the same extent as Barings would have been liable to the Client under the Investment Advisory Agreement had such appointment been made by it.

2.12	Following a request from the Client, Barings shall be entitled to subrogate its rights under this Sub-Advisory Agreement to the Client.

2.13	Section 6 (Compensation of the Adviser) of the Investment Advisory Agreement shall not apply to this Sub-Advisory Agreement and the Sub-Adviser's compensation for the provision of its services hereunder shall be as provided in Clause 4 and Schedule 2 hereto. Notwithstanding the foregoing, Barings shall be solely responsible for paying compensation to the Sub-Adviser hereunder.

2.14	Barings hereby delegates to the Sub-Adviser the power to exercise all other ancillary rights or duties in connection with the Portfolio including, to the extent necessary, executing any trade documentation or other documentation related to the management of the Portfolio granted by the Client to Barings under the Investment Advisory Agreement. When executing such documentation, the Sub-Adviser shall use the following form of execution:

Barings Capital Investment Corporation

By: Baring International Investment Limited as Sub-Adviser and Attorney-in-fact

By:

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The Sub-Adviser shall not sub-delegate this power, provided that the Sub-Adviser may appoint any notary or any individual employed by, or who is a member of, an external legal firm, as the Sub-Adviser’s true and lawful attorney with full power and authority in its name and on its behalf, to sign or to execute and deliver any guarantee or security document or other documents or deeds that are necessary or desirable to be executed by the Sub-Adviser outside of London in connection with any investment, asset or instrument forming part of the Portfolio.

2.15	The following data protection provisions are applicable between the parties hereto:

2.15.1	The Sub-Adviser will comply (and will ensure that any third party to which personal data is passed will comply) with Barings’ instructions in relation to the holding, obtaining and processing of Personal Data relating to the Portfolio.

2.15.2	Barings undertakes to supply Personal Data to the Sub-Adviser in accordance with the provisions of the Data Protection Laws.

2.15.3	Each of the parties hereto agrees to:

(a)	be responsible for any Personal Data it may process in relation to the Sub-Advisory Agreement;

(b)	comply with GDPR and any other Data Protection Laws, applicable to the collection and processing of the Personal Data;

(c)	take appropriate technical and organisational measures against unauthorised or unlawful processing of Personal Data and against accidental loss or destruction of, or damage to, the Personal Data; and

(d)	agree respective responsibilities for exercising of data subject rights and providing notice in respect of data breach reporting obligations.

3.	Notices

Any notice under this Sub-Advisory Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

4.       Compensation

The Sub-Adviser shall be compensated by Barings (and not the Client) for its services under this Sub-Advisory Agreement in accordance with the Compensation Policy set out in Schedule 2 hereto.

5.       Representations and Undertakings

5.1	Barings hereby represents and warrants to the Sub-Adviser that it has full power and authority to enter into this Sub-Advisory Agreement and that it has been granted full power and authority by the Client to retain the Sub-Adviser to provide advisory services and assist with the management of the Portfolio on the terms set out in this Sub-Advisory Agreement. Barings confirms that it has received a copy of Parts 2A and 2B of the Sub-Adviser’s Form ADV and a copy of the Sub-Adviser’s Privacy Notice.

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5.2	The Sub-Adviser hereby represents and warrants to Barings that it has full power and authority to enter into this Sub-Advisory Agreement, and further represents that it is (a) registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended and (b) authorized and regulated by the FCA in the conduct of its investment business.

6.       Access to Information

The Sub-Adviser shall supply Barings with whatever information it may reasonably request (a) in relation to the Portfolio, (b) in order to discharge its oversight responsibilities for the Sub-Adviser’s activities and (c) to respond to any requests that Barings may receive from the Client or any relevant regulatory body (or, in each case, their respective agents or advisors).

7.       UK Regulatory Matters

The Sub-Adviser is required by the FCA Rules to make certain disclosures and seek certain consents in its terms of business with its clients. These are set out in Schedule 3 hereto.

8.       Duration and Termination

8.1 This Sub-Advisory Agreement shall become effective on the effective date of the Investment Advisory Agreement, as set forth in Section 8 of the Investment Advisory Agreement, and may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, (i) by the vote of a majority of the outstanding voting securities of the Client, (ii) by the vote of the Client’s Board of Directors, (iii) by Barings or (iv) by the Sub-Adviser.

8.2 This Sub-Advisory Agreement shall continue in effect for two years from its initial effective date and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Client’s Board of Directors, or by the vote of a majority of the outstanding voting securities of the Client and (B) by the vote of a majority of the Client’s Board of Directors, who are not “interested persons” (as such term is defined in Section 2(a)(19) of Investment Company Act of 1940, as amended (the “1940 Act”)) of the Adviser, any sub-adviser, or of the Client, unless otherwise terminated hereunder. This Sub-Advisory Agreement shall terminate automatically if any of the following events occur:

(a)	the “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act) of either the Investment Advisory Agreement or this Sub-Advisory Agreement; or

(b)	the termination of the Investment Advisory Agreement.

8.3 For the avoidance of doubt, this Sub-Advisory Agreement may also be terminated by Barings without penalty for any reason upon 60 days’ written notice to the Sub-Adviser or by the Sub-Adviser without penalty for any reason upon 60 days’ written notice to Barings. Additionally, Barings may terminate this Sub-Advisory Agreement immediately in the event Barings determines in its sole discretion that the Sub-Adviser has materially breached any term of this Sub-Advisory Agreement and the Sub-Adviser has failed to cure such breach within 20 days of notice from Barings of such breach. Furthermore, in the event that the Sub-Adviser determines in its sole discretion that it may no longer perform its obligations under this Sub-Advisory Agreement due to changes in applicable law, due to take effect within a timescale rendering it impossible for the Sub-Adviser to terminate on 60 days’ written notice, this Sub-Advisory Agreement may be terminated by the Sub-Adviser on such written notice to Barings as the Sub-Adviser can reasonably give. Upon such termination, Barings shall pay the Sub-Adviser the fees due to the Sub-Adviser for services rendered prior to the date of termination as provided in the Compensation Policy.

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9.	Counterparts

This Sub-Advisory Agreement may be executed in any number of counterparts. Each such counterpart shall for all purposes be deemed to be an original and all such counterparts together shall constitute one and the same instrument.

10.	Governing Law and Jurisdiction

For the avoidance of doubt, this Sub-Advisory Agreement is subject to Section 12 of the Investment Advisory Agreement.

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SIGNATURE PAGE

IN WITNESS WHEREOF the parties hereto have caused this Sub-Advisory Agreement to be duly executed as a deed the day and year first above written.

EXECUTED and DELIVERED as a DEED by	)
BARINGS LLC	)
acting by:	)

Signed in the presence of:

(Name)
(Address)
(Occupation)

EXECUTED and DELIVERED as a DEED by	)
BARING INTERNATIONAL INVESTMENT LIMITED	)
acting by:	)

Signed in the presence of:

(Name)
(Address)
(Occupation)

EXECUTED and DELIVERED as a DEED by	)
BARINGS CAPITAL INVESTMENT CORPORATION	)
acting by:	)

Signed in the presence of:

(Name)
(Address)
(Occupation)

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EXECUTION POLICY – EXPRESS CONSENT

Barings LLC expressly consents to orders being executed outside EU regulated markets, multilateral trading facilities and organised trading facilities, where to do so is in accordance with Baring International Investment Limited’s execution policy.

__________________________ Date __________________

Signed by

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SCHEDULE 1
Investment Advisory Agreement

SCHEDULE 2
Compensation Policy

Under the Investment Advisory Agreement, Barings will be paid a management fee by the Client quarterly in arrears (such total fee amount, the “Barings Fee”).

Promptly after receipt of the Barings Fee for each quarter, Barings shall calculate and pay to the Sub-Adviser in compensation for the services provided by the Sub-Adviser under this Sub-Advisory Agreement a portion of the Barings Fee, the amount of which shall be as agreed between Barings and the Sub-Adviser from time to time.

SCHEDULE 3
UK Regulatory Matters

1.	Client Categorisation

The Sub-Adviser has categorised Barings as a professional client and the Sub-Adviser will provide its services hereunder on that basis. Retail clients (as defined in the Glossary to the FCA Handbook) benefit from a higher degree of protection under the FCA Rules than professional clients.

Barings has the right to request the Sub-Adviser to categorise it as a retail client, either generally or in specific circumstances. However, it should be noted that it is not the Sub-Adviser’s policy to accept requests to be treated as a retail client for any service provided in accordance with the Sub-Advisory Agreement.

It is Barings’ sole responsibility to keep the Sub-Adviser informed about any change to the Barings’ circumstances which could affect the Sub-Adviser’s categorisation of Barings as a professional client.

2.	Order Handling and Best Execution

Whenever the Sub-Adviser executes an order for Barings in relation to a financial instrument covered by the EU Markets in Financial Instruments Directive ("MiFID")1 (including an order which results from the exercise of its discretion), the Sub-Adviser is required by the FCA Rules to take all sufficient steps to obtain the best result for Barings in accordance with the Sub-Adviser's order execution policy (the "Execution Policy"). The Sub-Adviser is subject to similar obligations when it transmits an order to another entity for execution.

A copy of the current Execution Policy can be found at https://barings-web.azureedge.net/assets/user/media/Barings-Execution-Policy.pdf. The Sub-Adviser may update the Execution Policy from time to time and shall notify Barings of any material changes to it.

The Execution Policy summarises the way in which the Sub-Adviser complies with its trading obligations under the FCA Rules. The Sub-Adviser will inform Barings of any material change to the Execution Policy.

The Execution Policy contemplates that the Sub-Adviser may execute an order outside of an EU-regulated market, organised trading facility or multilateral trading facility. Where this is contemplated the Sub-Adviser is required to obtain Barings’s prior express consent. By signing this Sub-Advisory Agreement, Barings consents to the Execution Policy and specifically consents to the Sub-Adviser executing transactions on its behalf outside an EU-regulated market, organised trading facility or multilateral trading facility.

[1]	“MiFID” means Directive 2014/65/EU on markets in financial instruments, Regulation (EU) No 600/2014 on markets in financial instruments, and any secondary legislation, rules, regulations and procedures made pursuant thereto.

Specific instructions from Barings in relation to the execution of orders may prevent the Sub-Adviser from following the Execution Policy in relation to such orders in respect of the elements of execution covered by the instructions.

Pursuant to its obligations under this Sub-Advisory Agreement, the Sub-Adviser may aggregate orders for Barings with orders for its other clients. The Sub-Adviser is required, by the FCA Rules, to notify Barings that, on some occasions, the effect of aggregation may work to the disadvantage of Barings in relation to a particular order.

3.	Investment Objectives

When the Sub-Adviser makes an investment recommendation to Barings or manages its investments, the Sub-Adviser is obliged by FCA Rules to take reasonable steps to ensure that its decision to trade is “suitable” for Barings as per the FCA Rules. The Sub-Adviser is obliged to take into account Barings’s investment objectives. For this purpose, the Sub-Adviser understands that Barings’s investment objectives are as set out in the Investment Advisory Agreement and such ancillary documentation relating to the investment objectives of the Portfolio as Barings may supply to the Sub-Adviser from time to time.

As Barings is a professional client, the Sub-Adviser is entitled to assume that Barings has the necessary level of experience and knowledge in order to understand the risks involved in the transaction(s) or in the management of the Portfolio. Unless notified to the contrary by Barings, the Sub-Adviser shall be entitled to assume that this remains the case for the duration of the Sub-Advisory Agreement.

Any brokers the Sub-Adviser uses to execute orders which it carries out for Barings may also be required by FCA Rules to assess the suitability of those orders for Barings. Barings agrees that the Sub-Adviser's understanding of Barings’s investment objectives is correct and consents to the Sub-Adviser making those investment objectives, and any relevant regulatory consents given in this Sub-Advisory Agreement, known to brokers and others where reasonably required in connection with the provision of the Sub-Adviser's services.

4.	Limit Orders

If Barings provides the Sub-Adviser with or the Sub-Adviser generates a limit order in respect of shares admitted to trading on an EEA-regulated market which is not immediately executed under prevailing market conditions, the FCA Rules require the Sub-Adviser, in certain circumstances, to make that order (each a “Client Limit Order”) public immediately unless it has Barings’s consent not to do so. It may not always be in Barings’s best interests to make an unexecuted order public in this way. Accordingly, by signing this Sub-Advisory Agreement, Barings instructs the Sub-Adviser not to make public immediately a Client Limit Order in respect of shares admitted to trading on an EEA-regulated market which is not immediately executed under prevailing market conditions, unless the Sub-Adviser decides in its absolute discretion that it is appropriate to do so.

5.	Conflicts Of Interest

The FCA Rules require the Sub-Adviser to take all appropriate steps to identify and to prevent or manage conflicts of interest between (i) the Sub-Adviser (and its staff) and Barings; and (ii) Barings and the Sub-Adviser's other clients.

If the arrangements the Sub-Adviser makes to prevent or manage conflicts of interest are not sufficient to ensure, with reasonable confidence, that risks of damage to the interests of Barings will be prevented, it is obliged to disclose the general nature and sources of conflicts of interest to Barings, in order to enable Barings to make an informed decision about the Sub-Adviser's services.

A copy of the Sub-Adviser Conflicts of Interest Policy can be found at https://barings-web.azureedge.net/assets/user/media/Global-Conflicts-of-Interest-Policy.pdf. The Sub-Adviser will inform Barings of any material change to the policy.

6.	Risk Warnings

The Sub-Adviser is obliged under the FCA Rules to provide Barings with a general description of the nature and risks of the investments included in the Portfolio. Those investments may include shares, bonds, warrants, interests in syndicated loans and other types of security and derivative described in the Investment Advisory Agreement. The Sub-Adviser is obliged to inform Barings about such risks as failure of security, loss of capital, volatility, illiquidity, leverage and contingent liabilities. Barings is a sophisticated institutional investor and has agreed with the Sub-Adviser that it is not appropriate for the Sub-Adviser to provide more detailed risk warnings. However, more details about the risks involved are available on request.

7.	Compensation and Complaints

The Sub-Adviser is not covered by the UK Financial Services Compensation Scheme. All formal complaints by Barings relating to the services provided by the Sub-Adviser under this Agreement should in the first instance be made in writing to the compliance officer of the Sub-Adviser. A copy of the Sub-Adviser's complaints management policy is available on request and will otherwise be provided in accordance with the FCA Rules.

8.	Reporting

The FCA Rules require the Sub-Adviser to provide Barings with periodic statements in a particular form in respect of the Portfolio, except where Barings has agreed that it does not wish to receive statements in such format. Barings confirms that it does not require periodic statements.

Barings acknowledges that it does not wish to receive from the Sub-Adviser information under Article 50 (Costs and associated charges disclosure) and Article 62 (10% Portfolio Depreciation Notifications) of the MiFID Org Regulation.  Barings will obtain the relevant information from internal systems to provide portfolio reporting to Barings Capital Investment Corporation.

9.	Fees, Commissions and Non-Monetary Benefits

The Sub-Adviser will pay directly from its own resources for all research (as defined in the FCA Rules) received from third parties in connection with the provision of its services to Barings.

The Sub-Adviser may make payments to third parties in connection with the services it provides under this Sub-Advisory Agreement, which may relate to due diligence, protection of Barings’s rights and the completion of the legal and accounting steps required to enter into transactions or to exercise any rights under a transaction where the Sub-Adviser considers that these either (i) are designed to enhance the quality of the relevant service to Barings, and will not impact compliance with the Sub-Adviser’s duty to act honestly, fairly and professionally in the best interests of Barings, or (ii) enable or are necessary for the provision of the services under the Sub-Advisory Agreement.

Minor non-monetary benefits

Under the FCA Rules, in the course of providing portfolio management services to the Investment Manager, the Sub-Adviser is prohibited from accepting and retaining any fees, commission or monetary benefits, or accepting any non-monetary benefits (other than acceptable minor non-monetary benefits and research which is permitted), where these are paid or provided by any third party or a person acting on their behalf.

Where the Sub-Adviser receives any such fees, commissions or monetary benefits, it will transfer these to the Barings account and will inform Barings in the periodic statement to be provided in accordance with the provisions on reporting of any such fees, commissions or monetary benefits that were received and transferred to Barings during the relevant period.

The Sub-Adviser may accept and retain fees, commissions or non-monetary benefits which are paid or provided to the Sub-Adviser by a person acting on behalf of the Investment Manager, provided that person is aware that such payments have been made on Barings’ behalf and the amount and frequency of the payment is agreed in writing between Barings and the Sub-Adviser and not determined by a third party.

The following benefits received by the Sub-Adviser in the course of providing services to Barings will be considered to be acceptable minor non-monetary benefits for the purposes of this section:

(a)	information or documentation relating to a financial instrument or investment service that is generic in nature or personalised to reflect the circumstances of an individual client;

(b)	written material from a third party that is commissioned and paid for by a corporate issuer or potential issuer to promote a new issuance by the issuer, or where the third party firm is contractually engaged and paid by the issuer to produce such material on an ongoing basis, provided that the relationship is clearly disclosed in the material and that the material is made available at the same time to any firms wishing to receive it or to the general public;

(c)	participation in conferences, seminars and other training events on the benefits and features of a specific financial instrument or an investment service;

(d)	hospitality of a reasonable de minimis value, including food and drink during a business meeting or a conference, seminar or other training event specified in this section;

(e)	research relating to an issue of shares, debentures, warrants or certificates representing certain securities by an issuer, which is:

(i)	produced prior to the issue being completed by a person that is providing underwriting or placing services to the issuer on that issue; and

(ii)	made available to prospective investors in the issue; and

(f)	research that is received so that the Sub-Adviser may evaluate the research provider’s research service, provided that:

(i)	it is received during a trial period that lasts no longer than three months;

(ii)	no monetary or non-monetary consideration is due (whether during the trial period, before or after) to the research provider for providing the research during the trial period;

(iii)	the trial period is not commenced with the research provider within 12 months from the termination of an arrangement for the provision of research (including any previous trial period) with the research provider; and

(iv)	the Sub-Adviser makes and retains a record of the dates of any trial period accepted under this section, as well as a record of how the conditions in (i) to (iii) were satisfied for each such trial period, provided that, in the Sub-Adviser’s view, the minor non-monetary benefit is:

(a)	capable of enhancing the quality of the service provided by the Sub-Adviser to Barings;

(b)	of a scale and nature that it could not be judged to impair the Sub-Adviser’s compliance with its duty to act honestly, fairly and professionally in the best interests of Barings; and

(c)	reasonable, proportionate and of a scale that is unlikely to influence the Sub-Adviser’s behaviour in any way that is detrimental to the interests of Barings.

10.	Recording Communications

The Sub-Adviser will record telephone conversations and electronic communications, including communications with Barings which result or may result in transactions for the Client. A copy of the recoding of such conversations and communications will be available to Barings on request to the Sub-Adviser for a period of five years and, where requested by the FCA, for a period of up to seven years.

11.	Transaction Reporting and Use of Confidential Information

MiFID imposes certain transaction and position reporting obligations on clients in relation to their investments, including the procurement of a valid Legal Entity Identifier (LEI). Clients are responsible for (i) providing all the necessary information and documentation under these obligations; and (ii) taking any action reasonably required by the firm in relation to these obligations.

In order to report details of our client transactions, the Sub-Adviser may need to disclose confidential information to a regulatory authority, via a third party, where such disclosure is required to enable it to assist in complying with reporting obligations in connection with the Sub-Advisory Agreement.

12.	Exclusion of Liability Under the Regulatory System

The Sub-Adviser confirms that nothing in this Sub-Advisory Agreement seeks to exclude or restrict any duty or liability owed to Barings under the Regulatory System (as defined in the Glossary to the FCA Handbook).